Exhibit 10.1

CERNER CORPORATION
PERFORMANCE-BASED COMPENSATION PLAN

(As Amended and Restated May 22, 2015)

1.	Name. The name of the Plan is the Cerner Corporation Performance-Based Compensation Plan (the "Plan").

2.
Basic Function. The Plan establishes certain parameters pursuant to which Cerner Corporation (the "Company") may make performance Awards (as defined in Section 4) to key associates and officers of the Company and its subsidiaries, based on the performance of the Company or certain subsidiaries or business units and/or the job performance of the individual associates in question. The Plan also provides for the establishment of payment, exercise, settlement or other vesting-related terms for equity-based Awards that may be made under a Company-sponsored equity compensation plan. Awards, if granted, may be paid, settled, exercised or become vested, as the case may be, on a monthly, quarterly, annual or any other applicable performance period established by the Company (an "Incentive Period"). Awards to certain executives are made pursuant to the "Executive Award Feature" (see Section 11). All Awards will be calculated as soon as administratively practicable following the end of the applicable Incentive Period for which the Award is based or relates. All Awards which are paid in cash will be paid out no later than March 15th of the earlier of the calendar year following achievement of the applicable performance goals or the calendar year following the year in which the Incentive Period relating to the Award ends.

3.
Purpose. The purpose of the Plan is to provide a meaningful incentive to key associates and officers of the Company and to motivate them to assist the Company in achieving ambitious and attainable short-term and long-term goals. Individual payments made under the Plan will vary, depending upon individual performance and, in some cases, business unit operational achievements.

The Plan is also intended to secure the full deductibility of compensation payable to the Company’s Covered Executives (as defined in Section 11 below), whose compensation is potentially subject to the tax deduction limitations of Section 162(m) ("Section 162(m)" of the Internal Revenue Code of 1986, as amended (the "Code")). With respect to Awards made to Covered Executives, all compensation payable hereunder or attributable to equity-based Awards, the terms of which are subject to the rules contained herein, is intended to qualify as "performance-based compensation" as described in Code Section 162(m)(4)(C) and may be payable either in cash or, if permitted under a Company shareholder-approved equity plan, shares of the Company's common stock ("Shares").

4.
Applicability to Company Performance-Based Compensation Awards and Company Equity Plans. The Plan serves as a Section 162(m) "platform plan" such that, to the maximum extent permitted by law and to the extent determined appropriate by the Compensation Committee (the “Compensation Committee") of the Company's Board of Directors (the "Board"), the Plan may be utilized for all forms and types of compensatory arrangements, awards, programs or plans (equity or cash-compensation based) sponsored or maintained by the Company (the "Awards").

To the extent applicable and not inconsistent with the terms of any other Company-sponsored compensation plan(s), with the Board's and Company shareholders' approval of this Plan, the terms and conditions of this Plan shall supplement such other Company-sponsored compensation arrangements.

5.
Termination; Amendment. The Plan shall continue to be in effect, unless and until terminated by the Compensation Committee. Certain materials terms of the Plan are subject to the approval of the shareholders of the Company at a meeting of the shareholders at which a quorum is present or represented once every five (5) years in accordance with Section 162(m). The Plan may be further amended from time to time by the Compensation Committee provided that any amendment which, if effected without the approval of the shareholders of the Company, would result in the loss of an exemption from federal income tax deduction limitations under Section 162(m) for amounts payable thereunder but would not result in such loss if approved by the shareholders, shall become effective only upon approval thereof by the shareholders of the Company within the meaning of Section 162(m).

6.
Administration. The Plan is administered by the Compensation Committee. The Committee shall have full and complete authority to establish any rules and regulations it deems necessary or appropriate relating to the Plan, to interpret and construe the Plan and those rules and regulations, to correct defects and supply omissions, to determine who shall become Participants for any Plan Year, to determine the performance goals and other terms and conditions applicable to each Award (including the extent to which any payment shall be made under an Award in the event of a change in control of the Company), to certify the achievement of performance goals and approve all Awards, to make all factual and other determinations arising under the Plan, and to take all other actions the Committee deems necessary or appropriate for the proper administration of the Plan. In suitable circumstances, the Compensation Committee may evaluate and use the Company's management's input as well as input and other relevant information from any outside parties it deems appropriate.

7.
Participation. Key associates and officers eligible for participation in the Plan will be determined by the Compensation Committee on an annual basis. Executive officers eligible to receive Awards under the Executive Award Feature of the Plan will be identified each year by the Compensation Committee as described in Section 11 below.

8.
General Feature; Determination of Annual Targets. The Compensation Committee and Company management will determine the measure or measures of financial performance and/or the target levels of operational performance ("Performance Measures"), the attainment of which in any Incentive Period will result in the payment, exercise, settlement or vesting of Awards to all eligible participants except for those executives covered by the Executive Award Feature. Establishment of Performance Measures may be made, and under appropriate circumstances may subsequently be modified, either by the Compensation Committee or Company management at any time during an Incentive Period. Different Performance Measures may be established for each participant. During an Incentive Period, the Compensation Committee or Company management will monitor corporate performance throughout such period and may elect at any time before the end thereof to adjust the established Performance Measures as appropriate, for example, to take into account unusual or unanticipated corporate or industry-wide developments. Final determinations of the amounts to be paid to a participant under the general feature of the Plan may also be adjusted upward or downward depending upon subjective evaluations by an associate's executive or manager. Subject to any clawback obligation of the

Company pursuant to any applicable law or a Company clawback or recoupment policy, in no event will the aggregate amount paid under the general feature of the Plan for all eligible participants be adjusted below 95% of the sum of the amounts calculated for all eligible participants as of the last day of the Incentive Period with reference to the Annual Targets as calculated based upon actual results through the end of the Incentive Period ("Minimum Payout Amount"). In the event that downward adjustments are made that bring the aggregate amounts to be paid to eligible participants below the Minimum Payout Amount, an upward adjustment will be made in the aggregate amount paid to other eligible participants (such upward adjustment allocated among one or more other eligible participants as determined by the Compensation Committee or Company), such that the total amount paid to eligible participants as a group is not less than the Minimum Payout Amount. Notwithstanding any other provision in this Plan to the contrary, in no circumstances will any upward adjustment being made pursuant to this provision result in an increase in the amount of compensation to any eligible participant who is a "covered employee" of the Company as defined in Code Section 162(m)(3).

9.
Performance Measures. Performance Measures for any Incentive Period may include but are not limited to one or more of the Executive Targets set forth in Section 11. Performance Measures may also include individual factors including but not limited to associate productivity, associate retention, and individual milestone achievement. Target performance may be expressed as absolute or average dollar amounts, percentages, changes in dollar amounts or changes in percentages, and may be considered on an institution-alone basis or measured against specified peer groups or companies. Notwithstanding the foregoing, the Performance Measures applicable to executive officers covered under the Executive Award Feature and the maximum amount payable, or maximum number of Company Shares subjected to Awards, in any Incentive Period shall be as set forth in the Executive Award Feature of the Plan (see Section 11).

10.
Individual Factors. The Compensation Committee or Company management, in exercising discretion under the Plan on determinations of Awards payable to individuals, may consider particular individual goals as well as subjective factors, including any unique contributions.

11.
Executive Award Feature. Notwithstanding any other provision of the Plan to the contrary, any Awards granted under the Plan to those individuals identified by the Compensation Committee as Section 16 “insiders” of the Company, within the meaning of Security Exchange Commission Regulations (the "Covered Executives"), for purposes of this Plan, shall be governed by the provisions of this Section 11 while such associate is a Covered Executive.

(i)On or before the ninetieth (90th) day of any Incentive Period of a year or longer, or on or before the date which is no more than twenty-five percent (25%) of the total number of days in any Incentive Period that is shorter than a calendar year, the Compensation Committee will: (a) identify those individuals who it reasonably believes will be Covered Executives for the Incentive Period for which the payment, vesting or settlement of an Award will cause the inclusion of taxable income by the Covered Executive, (b) establish in writing the Earnings Per Share Target (as defined below) for such Incentive Period, (c) establish in writing the Company Operating Margin Target (as defined below) for such Incentive Period, (d) establish in writing the Agreement Margin Targets (as defined below) for such Incentive Period, and (e) establish in writing any other targets for the Covered Executives as specifically set forth below and as determined by the Compensation Committee and set forth in the Compensation Committee minutes (“Other Targets”) (the Earnings Per Share Target, the Company Operating Margin Target, the Agreement Margin Target and all Other Targets to be referred to collectively as the

"Executive Targets"). The Compensation Committee may elect to establish any combination of the above Executive Targets for a given Incentive Period provided that any established Executive Target(s) be established within the applicable time period set forth above. Payment amounts for achievement at or above an Executive Target need not be limited to designated incremental levels only. Rather, the Committee may establish payment terms such that the payment amount is correlated directly to the percentage level of achievement at or above the Executive Target (e.g., a 104% level of achievement of an established target level will result in a payout of 104% of the amount that would have been paid at a 100% of target level of achievement). Due to the Compensation Committee's belief that the disclosure of the Executive Targets would adversely affect the Company, the Compensation Committee, the Covered Executives and all other directors, officers and associates who become aware of such targets shall and will treat such Executive Targets for any Incentive Period as confidential. Executive Targets based on recognized accounting principles shall be determined and deemed satisfied by using the same accounting principles in effect and relied upon when such Executive Target was established.
(ii)The Earnings Per Share Target shall be expressed as a specific target earnings per Share on a fully diluted basis, before the after-tax effect of any extraordinary items, the cumulative effect of accounting changes, or other nonrecurring items of income or expense including restructuring charges.
(iii)The Company Operating Margin Target shall be expressed as a target percentage reflecting the leverage of the Company's revenue relative to the expense associated with that revenue.
(iv)The Agreement Margin Targets shall be expressed as a dollar amount of booking margins on specified types of sales, adjusted for the costs associated with delivery of the solutions.
(v)The Other Targets shall be determined based solely on the following list of business criteria for the Company on a segregated or consolidated basis, or for one or more of the Company’s subsidiaries, segments, divisions or business units, as selected by the Compensation Committee:

(a)	Total shareholder return;

(b)
Stock price increase (including attainment of a specified per-Share price during the Incentive Period; growth measures and total shareholder return or attainment by the Shares of a specified price for a specified period of time);

(c)	Return on equity;

(d)	Return on capital;

(e)	Cash flow, including collection of cash, operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;

(f)	Earnings measures (either in the aggregate or on a per-Share basis), including or excluding one or more of interest, taxes, depreciation, amortization or similar financial accounting measurements;

(g)	Operating profit/margin (either in the aggregate or on a per-Share basis);

(h)	Operating income (either in the aggregate or on a per-Share basis);

(i)	Net earnings (either in the aggregate or on a per-Share basis);

(j)	Net income or loss (either in the aggregate or on a per-Share basis);

(k)	Ratio of debt to debt plus equity or other debt measurements or ratings;

(l)
Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, business bookings revenue or agreement margin, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, client/associate satisfaction, associate retention and goals relating to acquisitions or divestitures;

(m)	Achievement of business or operational goals such as market share and/or business development;

(n)	Economic value added;

(o)	Revenue levels;

(p)	Productivity measures, including operating and maintenance cost management and associate productivity, and productivity increases;

(q)	Price to earnings ratio;

(r)	Expense ratios, including reductions in expense levels, determined on a Company-wide basis or with respect to any one or more business units; and/or

(s)	Total expenditures.
Any applicable Executive Target may be applied on a pre- or post-tax basis; and provided further that the Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, and any unusual, infrequent or nonrecurring gain or loss. As established by the Compensation Committee, the Executive Targets may include, without limitation, GAAP and non-GAAP financial measures. In addition to the foregoing performance goals, the performance goals shall also include any performance goals which are set forth in a Company bonus or incentive plan, if any, which has been approved by the Company's shareholders, which are incorporated herein by reference. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m).
(vi) Prior to any payment, vesting or settlement of an Award to any Covered Executive of any amount accrued under this Section 11, the Compensation Committee (or its delegated subcommittee) shall confirm in writing that an Executive Target has been satisfied and authorize the payment; this can be satisfied by confirmation in the Compensation Committee minutes reflecting such approval was granted by the Compensation Committee or the subcommittee prior to payment. The Compensation Committee shall have no discretion to increase the amount of any Covered Executive's Award, but may reduce the amount of, or totally eliminate, such Award, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the Covered Executive's performance or unanticipated factors.
(vii) Covered Executive Individual Limitations.

(a)
Subject to adjustment as provided below, with respect to any equity-based Award that could be payable in Shares (e.g., stock options, stock-settled stock appreciation rights, performance-based restricted stock or performance-based restricted stock units) or any equity-based Award that could be payable in cash but in an amount determined based solely on the then fair market value of the Shares underlying such Award (e.g., performance-based restricted stock units or cash-settled stock appreciation rights) (collectively, "Stock Awards"), in no event may any one participant be granted Stock Awards subject to this Plan in any single calendar year covering or relating to the exercise of more than 2,000,000 Shares (which such number takes into account the 2-for-1 stock splits effective as of June 24, 2011 and June 28, 2013); provided, however, that to the extent a Company shareholder-approved equity plan contains a lower limitation, the lower limitation in that plan shall control. If any change is made in the Shares without the receipt of consideration by the Company (e.g., through stock dividend, stock split etc.), the above maximum Share limitation shall be appropriately and automatically adjusted to reflect such change.

(b)
With respect to any cash-based Awards, if at the end of an Incentive Period any of the Executive Targets established by the Compensation Committee have been met, the maximum amount payable to the Covered Executives in any calendar year shall be as follows: (1) for the Chief Executive Officer, 200% of the Chief Executive Officer's base salary at the time the Executive Targets are established, and (2) for all other executive officers, 175% of such individual's base salary at the time the Executive Targets are established; provided, however, for purposes of these limitations in no event will a Covered Executive's base salary in excess of $3,000,000 be taken into account. The Compensation Committee has discretion to reduce the amount of any Award, provided, however, under no circumstances may the Compensation Committee increase the amount of an Award beyond its maximum limit. For quarterly or annual cash-based Awards, the amount of the Award reduction, if any, will depend upon a subjective cash-based Award reduction factor, formally known as an "Annual Performance Evaluation (APE) Factor," which will be determined at the Covered Executive's end-of-the-year evaluation. This factor will range from 100% of the maximum Award amount for demonstrated distinguished performance to 0% if performance does not satisfy the required standard.

(viii) At the election of the Compensation Committee, the Covered Executives’ individual performance plan agreements may provide for an Award recovery in the event the Company implements a Mandatory Restatement, which restatement relates to one or more fiscal years. Such Award recovery would require that some or all of any amounts paid to a Covered Executive as an Award earned under this Plan that related to such restated periods would be recoverable and must be repaid within ninety days of such restatement(s). The amount which must be repaid, if any, is the amount by which the compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement. For this purpose, a "Mandatory Restatement" is a restatement of the Company's audited financial statements included in any of its periodic reports filed with the Securities and Exchange Commission (SEC), which, in the good faith opinion of the Company's Independent Registered Public Accounting Firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding: a) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year; b) any restatement that in the good faith judgment of the Audit Committee of the Board is required due to a change in the manner in which the Company's auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based); and, c) any restatement that is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were beyond the control and responsibility of the Covered Executives and that occurred regardless of the Covered Executives’ diligent and thorough performance of their duties and responsibilities.

12.
Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code section 409A (“Section 409A”), the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Section 409A or applicable judicial decisions construing Section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code Section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A and applicable judicial decisions construing Section 409A. In no event is the Company responsible for any tax or penalty owed by participant with respect to the payments under this Plan.